Exhibit 99.1

Media and Investor contact:

Jeff Horwitz

Investor Relations

312.292.5130

investorinfo@ryerson.com

Ryerson Provides First Quarter 2017 Guidance and

Announces Conference Call to be Held on May 4, 2017

(Chicago – April 6, 2017) –Ryerson Holding Corporation (NYSE: RYI), a leading distributor and value-added processor of industrial metals, today provided guidance for its first quarter ending March 31, 2017. The Company anticipates higher revenue for the first quarter of 2017 compared to the fourth quarter of 2016 and the first quarter of 2016 with higher average selling prices and higher tons sold for the current quarter as compared to both periods. The Company expects first quarter 2017 net income attributable to Ryerson Holding Corporation in the range of $12 million to $15 million, which includes a range of $2 million of LIFO expense, net to $2 million of LIFO income, net. Adjusted EBITDA, excluding LIFO is expected to be in the range of $53 million to $55 million for the first quarter of 2017. Ryerson reported first quarter 2016 net income attributable to Ryerson Holding Corporation of $14 million, which included LIFO income, net of $15 million. Adjusted EBITDA, excluding LIFO was $37 million in the first quarter of 2016. A reconciliation of Adjusted EBITDA, excluding LIFO to net income attributable to Ryerson Holding Corporation is included below in this news release.

Ryerson’s end markets as measured in shipments per day showed sequential quarterly growth in nearly all sectors. Ryerson experienced quarterly year over year growth in oil & gas, construction equipment, and food processing and agricultural equipment, while HVAC and metal fabrication and machine shop sectors experienced quarterly year over year demand declines.

Ryerson anticipates higher average selling prices in the first quarter of 2017, which can be attributed to supply side stabilization and global metal demand improvement. The rise in prices for metallurgical coal, Chinese iron ore, and steel scrap, combined with increased Chinese domestic steel consumption and positive U.S. industrial sentiment indicators have supported higher steel prices. Aluminum prices have steadily increased from September 2016 through the first quarter of 2017 on better than expected supply and demand fundamentals. Recent increases in chrome prices, driven by supply tightening, have positively impacted stainless steel prices in the first quarter of 2017, although nickel fundamentals have been volatile due to policy uncertainty in Indonesia and the Philippines, leading to some retracement of LME nickel prices in March 2017.

Current demand conditions appear favorable when viewed against the year ago period. U.S. industrial production grew 0.4% in February compared to the prior year, and has expanded for 3 straight months after 15 straight months of contraction. Manufacturing sentiment indicators, as measured by PMI, continue to show expansion for the U.S. and Chicago indices, with Chicago PMI reaching a 2 year high in March 2017. Further, year-to-date U.S. service center shipments were up 3.8% year over year in February 2017 according to the Metals Service Center Institute. Ryerson remains cautiously optimistic on demand for metal products in the first half of 2017 given these early performance indicators, as we see how positive sentiment ultimately converts to real demand for industrial metals.

Ryerson Holding Corporation’s First Quarter 2017 Conference Call Details

Ryerson also announced that it will host a conference call to discuss first quarter 2017 results on Thursday, May 4 at 10 a.m. Eastern Time. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. Ryerson will report earnings after the market closes on Wednesday, May 3.

DATE:	Thursday, May 4, 2017

TIME:	10:00 a.m. ET / 9:00 a.m. CT

DIAL-IN:	877-201-0168 (Domestic) / 647-788-4901 (International)

CONFERENCE ID:	2102975

An online replay of the call will be posted on the investor relations website, ir.ryerson.com, and remain available for 90 days.

Ryerson is a leading distributor and value-added processor of industrial metals, with operations in the United States, Canada, Mexico and China. Founded in 1842, Ryerson employs around 3,500 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Safe Harbor Provision

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact the metals distribution industry and our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented market in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals producer industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2016 and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

Set forth below is a reconciliation of our anticipated net income attributable to Ryerson Holding Corporation to our Adjusted EBITDA and our Adjusted EBITDA, excluding LIFO expense (income), net.

	Range of Estimates
	(unaudited)
	(in millions)
	Low	High
Net income attributable to Ryerson Holding Corporation	$12	$15
Interest and other expense on debt	22	22
Provision for income taxes	6	8
Depreciation and amortization expense	11	11

EBITDA	$51	$56
Adjustments	—	1

Adjusted EBITDA	$51	$57

LIFO expense (income), net	2	(2)

Adjusted EBITDA, excluding LIFO expense (income), net	$53	$55

EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation and amortization. Adjusted EBITDA gives further effect to, among other things, impairment charges on assets, reorganization expenses and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), net, to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, targets. We also use EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), net, may differ from that of other companies.